Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON REPORTS 2011 FOURTH-QUARTER AND FULL-YEAR RESULTS

Milestones Include Contract with hi HealthInnovations, a UnitedHealth Group Company

ARDEN HILLS, Minn. — Feb. 23, 2012 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its fourth quarter and year ended December 31, 2011.

For the 2011 fourth quarter, the company reported net sales of $14.5 million, consistent with net sales of $14.5 million for the prior-year period. IntriCon reported a net loss in the 2011 fourth quarter of $352,000, or $0.06 per diluted share, compared to a net loss of $169,000, or $0.03 per diluted share, for the prior-year fourth quarter.

“2011 was a year of significant investment in core technology development, global manufacturing infrastructure and specific program initiatives, most notably hi HealthInnovations,” said Mark S. Gorder, president and chief executive officer of IntriCon. “We believe we have set the stage for sustained growth in 2012 and beyond. We fully expect to see the benefits of our initiatives in the near and long term.

“Looking at our business as a whole, economic softness is leveling off and we’re starting to deliver sequential financial improvement. Medical revenues posted double-digit gains over the prior-year fourth quarter and we’re beginning to see the top-line impact of our hi HealthInnovations work.

“We believe that these trends, combined with the fact that we continue to invest in pipeline-building core technologies, position us well for the future. We’re helping companies reduce their costs by shifting the point of care from more expensive settings, like hospitals and clinics, to less expensive ones, such as the home or Internet, and meeting the growing demand for small and lightweight, advanced body-worn medical devices that connect patients and caregivers in non-traditional ways.”

Fourth-Quarter Results

Fourth-quarter medical sales increased 14.3 percent over the prior year, benefiting from rising sales to Medtronic and other key medical customers. Hearing health revenue declined 6.8 percent from the prior-year fourth quarter. This was primarily due to overall hearing health industry softness, partially offset by initial revenues from hi HealthInnovations. Professional audio communications sales were down 10 percent from the prior-year fourth quarter chiefly due to softness in various international niche markets.

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IntriCon Corporation 2011 Fourth-Quarter Results

February 23, 2012

Said Gorder, “Our work with hi HealthInnovations started to slowly ramp up in the fourth quarter, and this helped to mitigate declines in our traditional hearing health markets. We expect this ramp to continue in the 2012 first quarter. Moreover, we have a technically advanced product line with our innovative digital signal processing (DSP) circuits, such as our nanoDSP, Overtus™ DSP Amplifier, and complete systems such, as our APT™ and Lumen™. We anticipate these lines contributing to future growth in the traditional hearing health business, as this market rebounds.

“On the medical front, we’re encouraged by the reengagement of Medtronic and other key medical customers—this led to four consecutive quarters of sequential growth. In addition, our two wireless cardiac diagnostic monitoring devices—Centauri™ and Sirona™—are now both FDA 510(k) approved. We’re working to incorporate these devices into the customized software packages of future customers. We believe these two devices, which provide remote cardiac patient monitoring, will generate further gains later in 2012.”

As a percentage of total 2011 fourth-quarter revenue, IntriCon’s medical and hearing health businesses contributed 41 percent and 37 percent, respectively. Total healthcare related revenue (medical and hearing health combined), accounted for 78 percent of revenue. Professional audio communications stood at 22 percent of 2011 fourth-quarter revenue. This compares to 36 percent for medical, 40 percent for hearing health (total healthcare revenue of 76 percent) and 24 percent for professional audio communications in the 2010 fourth quarter.

Gross profits in the 2011 fourth quarter were 23.1 percent, versus 24.1 percent in the prior-year period, mainly due to costs related to establishing the company’s Indonesian facility and ramp up associated with the hi HealthInnovations program. The decrease in gross profits was partially offset by the impact of various ongoing profit enhancement programs.

Full-year Results

For the 2011 year, IntriCon reported net sales of $56.1 million and a net loss of $1.4 million, or $0.25 per diluted share. This compares with 2010 net sales of $58.7 million and net income of $361,000, or $0.07 per diluted share.

Gross profits for the 2011 full year were 22.6 percent, down from 25.6 percent in the prior-year period, primarily due to volume and the factors detailed above in the fourth-quarter gross profit discussion.

As a percentage of total 2011 revenue, IntriCon’s medical and hearing health businesses contributed 41 percent and 37 percent, respectively. Total healthcare related revenue (medical and hearing health combined), accounted for 78 percent of revenue. Professional audio communications stood at 22 percent of 2011 revenue. This was relatively consistent with 2010 levels.

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IntriCon Corporation 2011 Fourth-Quarter Results

February 23, 2012

hi HealthInnovations Update

In September 2011, IntriCon entered into an agreement to become hi HealthInnovations’ (a UnitedHealth Group company) supplier of hearing aids. During the fourth quarter, IntriCon:

•         Began initial product shipments;

•         Supported and assisted hi HealthInnovations in establishing the necessary infrastructure to create their innovative distribution system; and

•         Increased development efforts to ensure timely introductions of new hi HealthInnovations hearing aids.

As previously disclosed, IntriCon devoted a considerable amount of time, resources and capital during 2011 securing the agreement and preparing for the program’s launch.

Focus for 2012

Said Gorder, “For the past five years, we’ve been intently focused on developing the core technologies and building the global manufacturing footprint that would allow us to secure market-changing relationships with leaders in the healthcare industry—such as our Medtronic and hi HealthInnovations’ programs. As the point of care continues to move away from traditional settings, our products help to meet a growing need.

“In addition to working successfully with our existing partners, our focus for 2012 includes:

•         Continuing to develop new core technologies while enhancing existing ones;

•         Securing additional market-changing relationships with leaders in the healthcare industry;

•         Expanding and driving efficiencies at our international manufacturing facilities; and

•         Returning the company to profitability.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Thursday, February 23, 2012, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review fourth-quarter and 2011 performance and discuss the company’s strategies. To join the conference call, dial:

1-800-762-8795 (international 1-480-629-9821) and provide the conference identification number 4516102 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CT on Wednesday, February 29, 2012. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter access code: 4516102.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops, manufactures and distributes miniature and micro-miniature body-worn devices. The company is focused on three key markets: medical, hearing health, and professional audio communications. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

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IntriCon Corporation 2011 Fourth-Quarter Results

February 23, 2012

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “anticipate”, “expect”, “should”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements concerning prospects in the miniature body-worn device arena, new products and their timing, strategic alliances, future growth and expansion, expansion into new manufacturing facilities, market fundamentals, future financial condition and performance, prospects and the positioning of IntriCon to compete in chosen markets and the Company’s planned investments in research and development. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, risks related to the current economic crisis, the risk that IntriCon may not be able to achieve its long-term strategy, weakening demand for products of the company due to general economic conditions, risks related to the manufacturing agreement with hi HealthInnovations, risks related to the company’s strategic alliances and joint venture, possible non-performance of developing the Centauri, Scenic, Overtus, APT, Sirona, PhysioLink, Lumen, wireless glucose monitor and situational listening device products and other technological products, the volume and timing of orders received by the company, changes in the mix of products sold, competitive pricing pressures, the cost and availability of electronic components and commodities for the company’s products, the ability to create and market products in a timely manner, competition by competitors with more resources than the company, government regulation and review of products, foreign currency risks arising from the company’s foreign operations, ability to satisfy and maintain compliance with the covenants under the company’s loan facility, the costs and risks associated with research and development investments and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2010. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla Speer Beardsley:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1700
slongval@intricon.com	msullivan@padillaspeer.com

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IntriCon Corporation 2011 Fourth-Quarter Results

February 23, 2012

IntriCon Corporation

Consolidated Condensed Statements of Operations (in thousands, except per share data)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Sales, net	$14,474	$14,482	$56,058	$58,697
Cost of sales	11,131	10,991	43,392	43,684
Gross profit	3,343	3,491	12,666	15,013

Operating expenses:
Sales and marketing	763	760	3,185	3,133
General and administrative	1,415	1,466	5,797	5,801
Research and development	1,276	1,030	4,876	4,485
Total operating expenses	3,454	3,256	13,858	13,419
Operating income (loss)	(111)	235	(1,192)	1,594

Interest expense	(178)	(155)	(609)	(655)
Equity in income (loss) of partnerships	(143)	(177)	174	(135)
Other income (expense), net	10	(33)	42	(4)
Income (loss) from continuing operations before income taxes and discontinued operations	(422)	(130)	(1,585)	800

Income tax expense (benefit)	(70)	39	(160)	145
Income (loss) before discontinued operations	(352)	(169)	(1,425)	655

Loss from discontinued operations, net of income taxes	—	—	—	(329)
Gain on sale of discontinued operations, net of income taxes	—	—	—	35
Net income (loss)	$(352)	$(169)	$(1,425)	$361

Basic income (loss) per share:
Continuing operations	$(0.06)	$(0.03)	$(0.25)	$0.12
Discontinued operations	—	—	—	(0.05)
Net income (loss)	$(0.06)	$(0.03)	$(0.25)	$0.07

Diluted income (loss) per share:
Continuing operations	$(0.06)	$(0.03)	$(0.25)	$0.12
Discontinued operations	—	—	—	(0.05)
Net income (loss)	$(0.06)	$(0.03)	$(0.25)	$0.07

Average shares outstanding:
Basic	5,623	5,505	5,599	5,484
Diluted	5,623	5,505	5,599	5,535

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IntriCon Corporation 2011 Fourth-Quarter Results

February 23, 2012

IntriCon Corporation

Consolidated Condensed Balance Sheets (in thousands, except per share data)

At December 31,	2011	2010
Current assets:	(Unaudited)
Cash	$119	$281
Restricted cash	540	478
Accounts receivable, less allowance for doubtful accounts of $223 at December 31, 2011 and $219 at December 31, 2010	8,545	8,228
Inventories	11,720	8,331
Refundable income taxes	82	—
Other current assets	652	446
Total current assets	21,658	17,764

Machinery and equipment	39,170	36,610
Less: Accumulated depreciation	32,164	30,184
Net machinery and equipment	7,006	6,426

Goodwill	9,709	9,709
Investment in partnerships	1,283	1,109
Other assets, net	1,074	1,259
Total assets	$40,730	$36,267

Current liabilities:
Checks written in excess of cash	$396	$409
Current maturities of long-term debt	2,883	2,095
Accounts payable	6,298	3,161
Accrued salaries, wages and commissions	1,617	1,593
Deferred gain	110	110
Partnership payable	240	260
Income taxes payable	—	24
Other accrued liabilities	1,907	1,497
Total current liabilities	13,451	9,149

Long-term debt, less current maturities	8,217	6,465
Other postretirement benefit obligations	685	710
Long-term partnership payable	—	240
Deferred income taxes	—	169
Accrued pension liabilities	431	464
Deferred gain	385	495
Other long-term liabilities	115	4
Total liabilities	23,284	17,696
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,646 and 6,073 shares issued; 5,646 and 5,557 shares outstanding at December 31, 2011 and 2010, respectively	5,646	6,073
Additional paid-in capital	15,259	15,644
Accumulated deficit	(3,069)	(1,644)
Accumulated other comprehensive loss	(390)	(237)
Less: 516 common shares held in treasury, at cost	—	(1,265)
Total shareholders' equity	17,446	18,571
Total liabilities and shareholders’ equity	$40,730	$36,267

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